Exhibit (d)(3)

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), by and between SUNTERRA CORPORATION, a Maryland corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”) is effective as of May 8, 2007 (the “Effective Date”). Terms used herein but not otherwise herein defined have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of March 29, 2004 (as supplemented by the First Supplemental Indenture dated as of October 6, 2006) with the Trustee (the “Indenture”), pursuant to which the Company issued its 3 3/4% Senior Subordinated Convertible Notes due 2024 (the “Notes”);

WHEREAS, the Company was a party to a merger with DRS Acquisition Corp., a Maryland corporation (the “Merger Subsidiary”), with the Company being the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) outstanding at the time of the Merger (other than Shares owned by the Company, the Merger Subsidiary, Diamond Resorts Holdings, LLC, a Nevada limited liability company, which Shares were cancelled without further consideration in the Merger) were cancelled in exchange for a merger consideration of $16.00 per Share (the “Merger Consideration”);

WHEREAS, Section 10.11 of the Indenture provides that, as a result of the Merger, the Company will enter into this Supplemental Indenture to provide that, in the event that the Notes are convertible after the Merger, the Notes will be converted into the right to receive the Merger Consideration in lieu of the Shares for each Share the holders of such Notes would have been entitled to receive had such holders converted Notes immediately prior to the Merger; and

WHEREAS, all other things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually agreed as follows:

1. Conversion Right. Subject to a Holder’s valid exercise of the Conversion Right during the Conversion Period but after the Effective Date in accordance with the Indenture, the Company hereby acknowledges and agrees that such Holder of a Note may convert such Note during such Conversion Period into the right to receive $16.00 per Share, in lieu of receipt of the Shares, which such Holder would have received immediately after the Merger had such Holder converted the Note immediately before the effective time of the Merger.

2. Effectiveness. This Supplemental Indenture will become operative and binding upon each of the Company, the Trustee and the Holders of the Notes as of the day and year first above written.

3. References to and Effect on the Indenture. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires. Other than as supplemented by this Supplemental Indenture, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

4. Trustee Acceptance. The Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity adequacy of this Supplemental Indenture or its enforceability against the Company.

5. Successors and Assignees. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts (including by facsimile), all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SUNTERRA CORPORATION

By:
Name: Frederick C. Bauman
Title: Vice President, General Counsel, and Secretary

WELLS FARGO BANK, as Trustee

By:
Name:
Title: